Exhibit 10.37

[Company Letterhead]

Confidential

Offer Letter

Dear Ms. Li Wei:

Following our discussion, we are pleased to provide you with the principal terms and conditions upon which AsiaInfo Technologies (China), Inc. (the “Company”) proposes to employ you as a senior executive with the title outlined below, effective January 19th, 2009 (the “Effective Date”).

1. Appointment

Title:	Vice President, CFO

Supervisor:	Zhang Zhenqing

Department:	Finance and Control

Location:	Beijing

2. Employment Duration

The initial duration of your employment will be three years commencing from the Effective Date unless terminated earlier pursuant to Section 6 of this offer letter (the “Initial Term”). The Initial Term shall be extended automatically for an additional three-year term unless either the Company or you provide the other with written notice of an intention to terminate your employment (the “Extended Term”).

3. Compensation

3.1 Salary and bonus

Your target compensation will be composed of an annual salary, an annual allowance and annual performance bonuses, details of which are outlined in Sections 3.1.1, 3.1.2, and 3.1.3, respectively. The annual performance bonuses will be determined according to the incentive compensation plan(s) of the Company.

3.1.1	You will be paid a salary at an annual rate of RMB [1,300,000], which shall be paid in 13 equal monthly installments.

3.1.2	Your annual allowance will be RMB [12,000], which shall be paid in 12 equal monthly installments.

3.1.3	Your annual target performance bonuses will be RMB [557,143], the terms of which shall be determined according to the incentive compensation plan(s) of the Company. Pursuant to the current incentive compensation plan of the Company, the annual target performance bonuses shall be calculated and paid in accordance with the achievement of certain performance targets of you, your team and the Company.

The Company is entitled to modify the amount and the composition of your compensation if the circumstances and the nature of your work change. In addition, the Company reserves the right to modify the incentive compensation plan of the Company in accordance with the Company’s business performance.

3.2 Equity

The Company will grant you [30,000] Restricted Stock Units on your employment start date. The Restricted Stock Units will vest in four installments of 25% each over a four-year period on each of the anniversary of your employment start date.

You are also entitled to [60,000] Performance Stock Units. The terms of the Performance Stock Units will be determined by the Company’s Board of Directors. The amount and the grant date of the Performance Stock Units will be contingent on the overall business performance of the Company and the vesting amount and vesting schedule will be contingent on the achievement of the performance targets set forth by the Company.

Final terms of the stock grants will be set forth in the Company’s official grant letters, in accordance with the Company’s then-current stock incentive plan, as amended.

The amount of the above mentioned compensation does not include any applicable withholding taxes, and you will be responsible for any individual income taxes. You agree that the Company shall withhold any individual income tax on your behalf in accordance with applicable tax laws.

According to the policy of the Company, details of your personal compensation are confidential. By signing this offer letter, you agree to comply with the confidentiality policy and other relevant stipulations of the Company.

4. Benefits

You will be entitled to the following benefits of the Company during your employment:

4.1	Housing allowance: you will be entitled to an annual housing allowance, the maximum of which is USD24,000. The housing allowance includes the amount the Company will contribute on your behalf to the Chinese government housing fund.

4.2	Home visit allowance: you will be entitled to an annual home visit allowance, the maximum of which is USD1500 per year for adults and USD750 per year for your children.

4.3	Education allowance: you will be entitled to education allowance for your children at a maximum of USD2500 per year.

4.4	Medical insurance: you will be entitled to commercial supplementary medical insurance provided by the Company and special supplemental medical insurance for the Company’s senior executive officers.

4.5	Vacation: you are entitled to 7-day annual paid time off during your first year of service. The actual number of days of annual paid time off shall be calculated pro rata if your working time is less than a full calendar year in your first year of service. The annual paid time off shall increase at a rate of one day per year of service to a maximum of 15 days.

Please refer to the relevant policies of the Company for details of the benefits described above.

5. Miscellaneous Compensation

You are subject to the Company’s Tax Equalization Policy for its foreign staff since you are a permanent resident of the United States. Please refer to the relevant documents of the Company for further information.

6. Termination

The employment relationship between you and the Company shall be terminated under the following circumstances either in the Initial Term or the Extended Term:

6.1	Either you or the Company shall provide the other party a 30-day advance written notice terminating the employment relationship, or in the alternative, pay an amount equal to one month of your salary.

6.2	If the Company terminates the employment relationship with you, you shall be paid a severance based on the number of years of service provided to the Company at the rate of one month salary for each full year of service. However, in no circumstances shall the severance be less than 6 months salary.

6.3	The Company is entitled to terminate the employment relationship with you immediately without giving any advance notice or paying any severance if any of the following circumstances occur:

6.3.1	You are sued or investigated due to violations of law or commitment of a crime;

6.3.2	You violated the Employment Contract, Business Operation Criteria of AsiaInfo or the Confidentiality and Non-Competition Agreement; or

6.3.3	You behaved inappropriately at the working place, or violated any other stipulations and regulations of the Company.

You shall return all documents, equipment and other assets of the Company on your last working day regardless of the reason of your termination.

7. Expenses

Upon prior approval by your supervisor, the Company shall reimburse you any business expenses actually incurred in connection with the business operation of the Company. Under no circumstances are you permitted to approve your own business expenses for reimbursement.

8. Arbitration

You and the Company agree to submit to labor arbitration or similar legal procedures for any and all claims arising out of or related to your employment with the Company. This offer letter shall be governed and interpreted in accordance with the laws of the People’s Republic of China.

9. Miscellaneous

This offer letter is based on the mutual agreement and understanding between you and the Company. Your signature will indicate that you have read and understood and agreed to the terms and conditions of this offer letter and you are willing to serve the Company in the long term.

You shall devote your time and attention to the Company. You are prohibited from carrying out any other activities that may interfere with the performance of your duties to the Company. You are prohibited from providing any services, paid or voluntary, to any other companies without prior written consent of the Company.

You agree that you will sign the Company’s Confidentiality and Non-Competition Agreement and the Employment Contract upon signing this offer letter. You shall review the Company’s Business Operation Criteria and shall sign the confirmation letter. Your signature on the confirmation letter will indicate you have reviewed and agreed to the terms contained in the Company’s Business Operations Criteria.

If you decide to accept our offer, please sign the enclosed copy of this letter in the space indicted and return it to the Company.

AsiaInfo Technologies (China), Inc	Accepted and Confirmed (Employee)

President, CEO

/s/ STEVE ZHANG	/s/ LI WEI
Date: January 19, 2009	Date: January 19, 2009